UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2017

HYPERDYNAMICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

001-32490	87-0400335
(Commission File Number)	(IRS Employer Identification No.)

12012 Wickchester Lane, Suite 475

Houston, Texas 77079

(Address of principal executive offices,
including Zip Code)

(713) 353-9400

(Registrant’s telephone number,
including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.             ☐

Item 1.02                                           Termination of a Material Definitive Agreement.

As previously reported, Hyperdynamics Corporation (“we,” “us,” “our” or the “Company”) had notified the government of the Republic of Guinea that it was seeking a two-year appraisal period under its oil and gas Production Sharing Contract.  On December 7, 2017, we were notified verbally in a meeting with the government of Guinea  that it would not grant the two-year appraisal period.

Also as previously reported, on November 2, 2017, we executed a stock purchase agreement to issue and sell 40 million shares of our common stock at a price of $0.15 per share (for a total purchase price of $6,000,000) to CLNG Limited (Hong Kong) (“CLNG”) or its affiliate.  The closing of the sale was subject to, among other things, the completion of satisfactory due diligence by each party of the other.  On December 11, 2017, CLNG informed us that it will not proceed with the purchase of those shares, and the stock purchase agreement is terminated (except for certain indemnification obligations therein).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERDYNAMICS CORPORATION

Date: December 15, 2017	By:	/s/ Ray Leonard
	Name:	Ray Leonard
	Title:	Chief Executive Officer